Exhibit 5.1

January 3, 2017

Solis Tek Inc.

16926 S. Keegan Ave., Suite A

Carson, CA 90746

Re: Solis Tek Inc. Form S-1 Registration Statement

Gentleman:

We refer to the Registration Statement on Form S-1 filed by Solis Tek Inc., a Nevada corporation (the “Company”), with the United States Securities & Exchange Commission under the Securities Act of 1933, relating to the offer, by the selling shareholders listed therein, of 11,118,150 shares of common stock, $.001 par value per share (the “Stock”).

As counsel to the Company, we have examined such corporate records, documents and questions of law as deemed necessary or appropriate for the purpose of this opinion, including a review of applicable Federal Law.

In such examination we have assumed (i) the genuineness of all signatures on original documents, records, certificates, agreements and instruments or copies thereof, (ii) the legal capacity of natural persons executing documents, records, certificates, agreements and instruments, (iii) the authenticity and completeness of all documents, records, agreements and instruments submitted to us as originals, and (iv) the conformity to original documents, records, agreements and instruments of all photocopies, facsimile copies and conformed copies of such documents, records, agreements and instruments submitted to us as copies thereof. As to facts material to this opinion, we have, without independent investigation, relied upon the accuracy of certificates of public officials and certificates of directors, officers or other representatives of the Company. We have assumed the correctness of all statements of fact contained in these documents, records and instruments.

Upon the basis of this examination, we are of the opinion that under Nevada law, the 11,118,150 shares of Stock offered by the selling shareholders have been validly authorized, are legally issued, fully paid and are non-assessable.

Attorneys at are firm are admitted to practice in the State of New York and the State of California and as such express no opinion as to the laws of any other jurisdiction or on any matters governed by such law except, to the extent necessary to render the opinions herein expressed, the Nevada Revised Statues (as amended and in effect on the date hereof, the “NRS”) and the Federal Laws of the United States of America. We are not licensed to practice law in the State of Nevada and, accordingly, our opinions as to the NRS are based solely on a review of the official statutes of the state of Nevada.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such State regulatory agencies in such States as may require such filing in connection with the registration of the Stock for offer and sale in those States, and further consent to statements made in the Registration Statement regarding our firm and use of our name under the heading “Legal Matters” in the Prospectus constituting a part of the Registration Statement.

Regards,

The Bingham Law Group, APC

/s/ The Bingham Law Group, APC
The Bingham Law Group, APC